Exhibit 10.4

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is executed as of December 26, 2006 (the “Effective Date”), IN TOUCH MEDIA GROUP, INC., a Florida corporation (the “Company”), and Anatola Cefail, an individual resident in the State of Florida (the “Executive”).

The parties, intending to be legally bound, agree as follows:

1.	EMPLOYMENT TERMS AND DUTIES

1.1        Employment. The Company hereby employs the Executive, and the Executive hereby accepts employment by the Company, upon the terms and conditions set forth in this Agreement. Executive’s office shall be located in Clearwater, Florida, and Executive shall not be required to re-locate to another office or facility outside the geographical limits of Pinellas County or Hillsborough County, Florida, during the term of this Agreement.

1.2        Term. Subject to the provisions of Section 5, the term of the Executive’s employment under this Agreement will be two (2) years, beginning on the Effective Date and ending on the second anniversary of the Effective Date. After the initial term, this Agreement will automatically extend for successive terms of one year each unless either party gives notice to the other party at least thirty (30) days prior to the end of any year that it does not desire to extend the term.

1.3        Duties. The Executive is employed as Chief Operating Officer of the Company of the Company. The Executive shall report directly to the Board of Directors of the Company and shall perform the entire duties incident to his position. The Executive further agrees to comply with the Company’s policies, rules and regulations as determined and amended from time to time by the Board of Directors of the Company. The Executive will devote his entire business time, attention, skill, and energy exclusively to the business of the Company, will use his best efforts to promote the success of the Company’s business, and will cooperate fully with the Board of Directors in the advancement of the best interests of the Company. Nothing in this Section 1.3, however, will prevent the Executive from engaging in additional activities in connection with personal investments and community affairs that are not inconsistent with the Executive’s duties under this Agreement.

1.4        Office. During the term of his employment, Executive shall have the title of Chief Operating Officer.

2.	COMPENSATION

(a)          Salary. In consideration of the services to be rendered under this Agreement, Company shall pay Executive a salary of ONE HUNDRED AND FIFTY FIVE THOUSAND AND NO/100 DOLLARS ($155,000) during the initial employment term. If the term of employment is extended pursuant to Section 1.2, compensation for any additional term will be as mutually agreed by Executive and Company. Executive’s salary shall be payable according to Company’s normal payroll practices. All compensation to be paid to Executive under this Agreement shall be less withholdings required by law. The Board of Directors of the Company shall review this base salary at annual intervals, and may adjust the Executive’s annual base salary from time to, provided.

(b)         Incentive Compensation. The Executive shall also be entitled to earn an annual discretionary bonus from the Company based on the Company’s profitability. The incentive bonus, if any, and the amount thereof shall be at the sole discretion of the Company’s Board of Directors.

(c)          Benefits. During the term of employment, the Executive will be permitted to participate in such pension, profit sharing, bonus, life insurance, hospitalization, major medical, and other Executive benefit plans of the Company that may be in effect from time to time, to the extent the Executive is eligible under the terms of those plans.

(d)          Executive Option to Elect Payment in Stock. At the election of the Executive, any compensation payable hereunder, including any termination payment pursuant to Section 5.5 or Section 5.6, may be made in shares of the Company’s common stock. The number of shares issuable shall be determined by dividing the dollar amount of compensation for which the Executive has made an election pursuant to this paragraph by eighty-five (85%) percent of the average closing bid price of the Company’s shares for the seven (7) trading days preceding the date on which the Executive first gives written notice to the Company of such election.

(e)          Issuance of Stock for Prior Services. In consideration for services rendered by the Executive for the period from July 1, 2006 until the date of this Agreement, the Company hereby agrees, within ten (10) days of the date of this Agreement, to issue 170,323 shares of common stock to the Executive.

3.	FACILITIES AND EXPENSES

The Company will furnish the Executive office space, equipment, supplies, and such other facilities and personnel reasonably necessary or appropriate for the performance of the Executive’s duties under this Agreement. The Company will pay on behalf of the Executive (or reimburse the Executive for) reasonable expenses incurred by the Executive at the request of, or on behalf of, the Company in the performance of the Executive’s duties pursuant to this Agreement. The Executive must file expense reports with respect to such expenses in accordance with the Company’s policies.

4.	VACATIONS

The Executive will be entitled to two (2) weeks paid weeks paid vacation each calendar year in accordance with the vacation policies of the Company in effect for its executives from time to time.

5.	TERMINATION

5.1        Events of Termination. The employment and any and all other rights of the Executive under this Agreement or otherwise as an Executive of the Company will terminate (except as otherwise provided in this Section 5):

(a)	upon the death of the Executive;

(b)	upon the permanent disability of the Executive;

(c)	for good reason (as defined in Section 5.2) upon not less than thirty (30) days’ prior notice from the Company to the Executive;

(d)	upon a “Change of Control”; or

(e)	upon voluntary termination by the Executive.

5.2        Definition of “For Good Reason.” For purposes of Section 5.1, the phrase “for good reason” means: (a) the Executive’s material breach of this Agreement; (b) the Executive’s failure to adhere to any Company policy if the Executive has been given a reasonable opportunity to comply with such policy or cure his failure to comply; (c) the appropriation (or attempted appropriation) of a material business opportunity of the Company, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Company; (d) the misappropriation (or attempted misappropriation) of any of the Company’s funds or property having a material value; or (e) the conviction of or the entering of a guilty plea or plea of no contest with respect to, a felony or the equivalent thereof.

5.3        Definition of “Permanent Disability.” For purposes of Section 5.1, “permanent disability” shall be defined as the mental or physical incapacity of Executive which would prevent the Executive from performing his normal and customary duties for a period of six (6) consecutive months.

5.4        Definition of “Change of Control”. For purposes of this Agreement, a “Change of Control” is defined as the occurrence of any of the following:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities;

(ii) Any merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company;

(iii) Any sale or disposition by the Company, in one transaction or a series of related transactions, of all or substantially all the Company’s assets; or

(iv) A change in the composition of the Company’s Board of Directors (the “Board”) occurring as a result of which fewer than a majority of the directors are Incumbent Directors. An “Incumbent Director” is defined as a director who is a director of the Company as of the Effective Date..

5.5        Termination Pay. Upon termination of this Agreement for any reason whether with or without cause, the Company shall also be obligated to make a series of monthly payments to the Executive for the longer of six (6) months, or the remaining term of this agreement plus the entirety of the non-compete term as defined in Section 6. (“Severance Term”). Each monthly payment shall be equal to one-twelfth (1/12th) of the Executive’s annual base salary, as in effect on the date of termination for the duration of the Severance Term. Except for incentive compensation described in Section 2(c), Executive shall also be permitted to continue to participate at the Company’s expense in all benefit and insurance plans, coverage and programs in which he was participating in for the Severance Term. Executive shall not be required to mitigate the amount of any payment or benefit contemplated by this paragraph.

5.6        Termination by Executive upon a Change of Control. If Executive terminates employment with the Company within ninety (90) days of a Change of Control, and Executive signs and does not revoke a Release, then Executive shall be entitled a one-time “lump sum” payment of severance pay (less applicable withholding taxes) in an amount equal to two (2) times Executive’s annual base salary as set forth in Section 2(a) of this Agreement, as then in effect, to be paid in accordance with the Company’s normal payroll policies no later than the Company’s first regular payroll date following the last day of Executive’s employment.

6.           COVENANT NOT TO COMPETE; NON-DISCLOSURE COVENANT; EXECUTIVE INVENTIONS

6.1        Covenant Not to Compete. If the Executive is terminated “for good reason” as defined in Section 5.2 or upon voluntary termination by the Executive, the Executive hereby agrees that he will not, during the term of the Employment Period (as defined in Section 6.5) plus two (2) years: (i) engage in any business activities on behalf of any enterprise, as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended, which competes with the Company, or (ii) solicit the Company’s Executives or other employees. The Executive will be deemed to be engaged in such business activities if he participates in such a business enterprise as an Executive, officer, director, consultant, agent, partner, proprietor, or other participant; provided that the ownership of no more than two percent (2%) of the stock of a corporation shall not be deemed to be engaging in business activities. Notwithstanding the above however, should the Executive be receiving severance payments under this agreement and should those payments at any time cease, this Covenant Not to Compete shall be voided by Company and Executive shall no longer be so bound. Company shall have 30 days to cure any breach of severance payment prior to this rescission having effect.

6.2        Acknowledgments by the Executive. The Executive acknowledges that: (a) during the Employment Period and as a part of his employment, the Executive will be afforded access to Confidential Information (as defined in Section 6.3); (b) public disclosure of such Confidential Information could have an adverse effect on the Company and its business; and (c) the provisions of this Section 6 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information.

6.3        Definition of “Confidential Information”. Confidential Information means any and all:

(a)          trade secrets concerning the business and affairs of the Company, including but not limited to, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and any other information, however documented, that is a trade secret within the meaning of the Florida Uniform Trade Secrets Act; and

(b)         information concerning the business and affairs of the Company (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials, however documented; and

(c)          notes, analysis, compilations, studies, summaries, and other material prepared by or for the Company containing or based, in whole or in part, on any information included in the foregoing; provided, however

(d)      Executive may disclose such Confidential Information as follows: (i) to Executive’s legal counsel, accountant or financial advisor, for whose actions the Executive will be responsible; (ii) to comply with any applicable law or order, provided that the Executive notifies the Company of any action of which he is aware which may result in disclosure; (iii) to the extent that the Confidential Information is or becomes generally available to the public through no fault of the Executive; and (iv) to the extent that the same information becomes available (on a non-confidential basis) to the Executive from another source that, to the knowledge of the Executive, has no confidentiality obligation regarding such information.

6.4         Agreements of the Executive Regarding Confidentiality. In consideration of the compensation and benefits to be paid or provided to the Executive by the Company under this Agreement, the Executive covenants as follows:

(a)          For the period of four (4) years following Executive’s last date of employment hereunder, the Executive will hold in confidence the Confidential Information and will not disclose it to any person except with the specific prior written consent of the Company.

(b)         Any trade secrets of the Company will be entitled to all of the protections and benefits under the Florida Uniform Trade Secrets Act and any other applicable law. If any information that the Company deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement. The Executive hereby waives any requirement that the Company submits proof of the economic value of any trade secret or post a bond or other security.

(c)          The Executive will not remove from the Company’s premises (except to the extent such removal is for purposes of the performance of the Executive’s duties at home or while traveling, or except as otherwise specifically authorized by the Company) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the “Proprietary Items”). The Executive recognizes that, as between the Company and the Executive, all of the Proprietary Items, whether or not developed by the Executive, are the exclusive property of the Company. Upon termination of this Agreement by either party, or upon the request of the Company during the Employment Period, the Executive will return to the Company all of the Proprietary Items in the Executive’s possession or subject to the Executive’s control, and the Executive shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

6.5         Definition of “Employment Period”. For purposes of this Agreement, “Employment Period” shall be defined as the term beginning on the Effective Date and ending on the date of termination.

7.	GENERAL PROVISIONS

7.1        Injunctive Relief and Additional Remedy. The Executive acknowledges that the injury that would be suffered by the Company as a result of a breach of the provisions of this Agreement (including any provision of Sections 6) would be irreparable and that an award of monetary damages to the Company for such a breach would be an inadequate remedy. Consequently, the Company will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any: (i)

breach; (ii) threatened breach; or (iii) otherwise to specifically enforce any provision of this Agreement (collectively “Breach”). If the Company seeks to obtain injunctive relief for any Breach of the covenants by the Executive in Sections 6.2, 6.3 and 6.4, the Company will not be obligated to post bond or other security in seeking such relief.

7.2        Covenants of Section 6 are Essential and Independent Covenants. The covenants by the Executive in Section 6 are essential elements of this Agreement, and without the Executive’s agreement to comply with such covenants, the Company would not have entered into this Agreement or employed or continued the employment of the Executive. The Company and the Executive have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Company.

The Executive’s covenants in Section 6 are independent covenants and the existence of any claim by the Executive against the Company under this Agreement or otherwise will not excuse the Executive’s breach of any covenant in Section 6.

If the Executive’s employment hereunder expires or is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of the Executive in Section 6 and of the Company in Section 5.4.

7.3        Binding Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be resolved by binding arbitration in accordance with the provisions of the Florida Arbitration Code (F.S. Section 682.01 et.seq.). The award of the arbitrator(s) shall be binding upon all parties hereto, and judgment may be entered upon such award in any Court of competent jurisdiction. The costs of such arbitration are to be borne equally by the parties to this Agreement. Anything herein to the contrary notwithstanding, this provision regarding Arbitration shall not apply to any breach arising under paragraph 6 of this Agreement.

7.4        Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

7.5        Entire Agreement; Amendments. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

7.6        Governing Law. This Agreement will be governed by the laws of the State of Florida without regard to conflicts of laws principles.

7.7        Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

7.8        Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

7.9        Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date above first written above.

COMPANY:	EXECUTIVE:

IN TOUCH MEDIA GROUP, INC.

By:

Dated:	Dated: